Vicor Corporation Earnings Release for the Quarter Ended December 31st, 2006

ANDOVER, MA -- 02/22/2007 -- Vicor Corporation (NASDAQ: VICR) today reported its financial results for the fourth quarter and fiscal year ended December 31, 2006.

Revenues for the quarter increased to $48,033,000 compared to $46,294,000 for the corresponding period a year ago. Net loss for Q4 was $38,150,000, or $.92 per diluted share compared to net income of $2,080,000, or $.05 per diluted share, in Q4 2005. The net loss in Q4 2006 was primarily due to a loss from a litigation-related settlement described below.

For the year ended December 31, 2006 revenues increased by 7.1% to $192,047,000 from $179,351,000 for the same period of 2005. The Company reported a net loss for 2006 of $29,738,000, or $.71 per diluted share compared to net income of $3,916,000 or $.09 per diluted share in 2005.

Gross margin declined to 41.0% in Q4 2006 from 42.7% in Q4 2005 and decreased on a sequential basis from 42.5% in Q3 2006. The book-to-bill ratio for Q4 2006 was 0.94:1 as compared to 1.00:1 in Q3 2006. Backlog at the end of 2006 was $36.4 million as compared to $38.6 million at the end of 2005.

In Q4 2006, the Company recorded $200,000 for expensing stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (FAS 123R).

Commenting on the fourth quarter, Vicor's CEO Patrizio Vinciarelli noted: "Demand fell short of expectations as we continued to experience delays in significant orders projected to be booked in Q4. As in Q3, these delays caused disappointing book-to-bill and revenue levels. While demand for Vicor bricks was relatively soft, there was progress with key V-I Chip engagements, leading to record bookings and shipment of V-I Chips. Margins were lower than expected because of non-recurring factors."

"For 2007, we are anticipating revenue growth at a rate slightly higher than 2006 with a small expansion in operating margins. Revenues for 2007 will largely consist of bricks experiencing low year-over-year growth and expanding V-I Chip sales. Given the low starting point, V-I Chip's contribution to total revenues should become significant to overall revenue growth in 2008. Picor product introductions slated for 2007 should begin to make a significant contribution to top line growth in 2009."

The Company announced that it has reached an agreement in principle with Ericsson, Inc., to settle a lawsuit brought by Ericsson against the Company in California state court. Under the terms of the settlement agreement, reached on February 16 after a Court ordered mediation, the Company will pay $50 million to Ericsson, of which $12.8 million will be paid by the Company's insurance carriers. The Company's decision to enter into the settlement followed an adverse ruling by the court in January in connection with a settlement between Ericsson and co-defendants Exar Corporation and Rohm Device USA, LLC, two of the Company's component suppliers prior to 2002. The Company strongly disagrees with the ruling, which it is appealing. Although a successful appeal would enable the Company to seek recoveries from Exar and Rohm, there is no assurance that it will be successful in the appeal. In light of this ruling and after taking into consideration the possibility of further recoveries from the insurance carriers, the Company decided to settle the Ericsson case at this time. Accordingly, the Company recorded a net loss of $37.2 million from litigation-related settlement in the fourth quarter of 2006.

Within the quarter, the Company recorded a loss of $1.0 million for a decline in the value of an investment judged to be other than temporary, which was charged to other income (expense), net.

Depreciation and amortization in Q4 was $3.5 million and capital additions were $1.3 million. In 2006, depreciation and amortization was $14.2 million and capital additions were $5.5 million. This compares to $17.1 million and $8.9 million, respectively for 2005. Prior to any payment related to the aforementioned settlement which is anticipated to occur in 2007, cash and short and long-term investments increased by $2.3 million to approximately $118.6 million at the end of Q4 2006 from $116.3 million at the end of Q3 2006. For the year, cash and short and long-term investments decreased by $7.5 million from $126.1 million at the end of 2005. During 2006 the Company has paid approximately $11.3 million in dividends and repurchased 825,700 shares, for approximately $10.8 million. There were no share repurchases during Q4 2006. At the end of 2006 there was approximately $8.5 million remaining in the authorized stock buy-back plan.

In 2006, the tax provision included estimated income taxes for federal and state taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns, for the Federal alternative minimum tax and for estimated income taxes due in various state and international taxing jurisdictions. In the third quarter of 2006, the Company reduced its tax reserves by $468,000 due to closing tax periods in certain jurisdictions.

Vicor's Board of Directors has approved a cash dividend of $.15 per share payable on March 27, 2007 to shareholders of record at the close of business on March 9, 2007. The Board of Directors anticipates reviewing its dividend policy on a semi-annual basis. Dividends are declared at the discretion of the Board and depend on actual cash from operations, the Company's financial condition, capital requirements and any other factors the Company's Board of Directors may consider relevant.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call, today, Thursday, February 22, 2007 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call, should call 866-800-8648 at approximately 4:50 p.m. and use the Passcode 57814111. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate a replay will be available, shortly after the conclusion of the call, through March 8, 2007. The replay dial-in number is 888-286-8010 and the Passcode is 53235272. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "should," "plans," "expects," "anticipates," "believes," "continue," "estimate," "prospective," "project," "intend," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include our ability to develop and market new products and technologies cost-effectively, to leverage design wins into increased product sales, to continue to make progress with key customers and prospects, to decrease manufacturing costs, to enter into licensing agreements that amplify the market opportunity and accelerate market penetration, to realize significant royalties under license agreements, to achieve a sustainable increased bookings rate over a longer period, to hire key personnel and to continue to build our three business units, and to successfully leverage the V-I Chips in standard products to promote market acceptance of Factorized Power, factors impacting the company's various end markets, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                    QUARTER ENDED     TWELVE MONTHS ENDED
                                    (Unaudited)           (Unaudited)
                                ---------  ---------- ---------  ---------
                                 DEC 31,    DEC 31,    DEC 31,    DEC 31,
                                  2006       2005       2006       2005
                                ---------  ---------- ---------  ---------

Net revenues                    $  48,033  $   46,294 $ 192,047  $ 179,351
Cost of revenues                   28,359      26,525   110,211    107,944
                                ---------  ---------- ---------  ---------
Gross margin                       19,674      19,769    81,836     71,407

Operating expenses:
          Sales &
           administration          12,641      10,426    46,437     40,811
          Research &
           development              7,850       7,400    31,381     29,466
          Loss (gain) from
           litigation-related
            settlement, net        37,200           0    37,200     (2,250)
                                ---------  ---------- ---------  ---------
             Total operating
              expenses             57,691      17,826   115,018     68,027

(Loss) income from operations     (38,017)      1,943   (33,182)     3,380
                                ---------  ---------- ---------  ---------

Other income (expense), net           305         562     4,092      1,500
                                ---------  ---------- ---------  ---------

Income (loss) before income
 taxes                            (37,712)      2,505   (29,090)     4,880

Provision for income taxes            438         425       648        964
                                ---------  ---------- ---------  ---------

Net income (loss)               ($ 38,150) $    2,080 ($ 29,738) $   3,916
                                =========  ========== =========  =========

Net income (loss) per share:
           Basic                ($   0.92) $     0.05 ($   0.71) $    0.09
           Diluted              ($   0.92) $     0.05 ($   0.71) $    0.09

Shares outstanding:
           Basic                   41,563      42,004    41,839     41,923
           Diluted                 41,563      42,211    41,839     42,089

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                  DEC 31,       DEC 31,
                                                    2006          2005
                                                (Unaudited)   (Unaudited)
                                                ============  ============
Assets

Current  assets:
        Cash and cash equivalents               $     36,185  $     34,024
        Short-term investments                        82,401        88,692
        Accounts receivable, net                      30,399        28,072
        Insurance receivable for litigation           12,800             0
        Inventories, net                              22,001        17,168
        Deferred tax assets                            3,702         2,673
        Other current assets                           2,181         2,518
                                                ------------  ------------
                  Total current assets               189,669       173,147

Long-term investments                                      0         3,348
Property and equipment, net                           51,573        59,114
Other assets                                           6,865        10,146
                                                ------------  ------------

                                                $    248,107  $    245,755
                                                ============  ============

Liabilities and Stockholders' Equity

Current liabilities:
        Accounts payable                        $      7,273  $      8,741
        Accrued compensation and benefits              5,192         4,583
        Other accrued liabilities                      6,314         9,438
        Accrual for litigation settlement             50,000             0
                                                ------------  ------------
                 Total current liabilities            68,779        22,762

Deferred income taxes                                  4,389         3,172
Minority interests                                     3,593         3,031

Stockholders' equity:
        Capital stock                                158,594       152,122
        Retained earnings                            134,579       175,660
        Treasury stock                              (121,827)     (110,992)
                                                ------------  ------------
                 Total stockholders' equity          171,346       216,790
                                                ------------  ------------

                                                $    248,107  $    245,755
                                                ============  ============

For further information contact:
Mark A. Glazer
Chief Financial Officer
Vicor Corporation
Tel: 978-470-2900
Fax: 978-749-3439